Exhibit 5.1

[Letterhead of Sonnenschein Nath & Rosenthal LLP]

February 2, 2004

Lincoln National Corporation
1500 Market Street, Suite 3900
Philadelphia, Pennsylvania 19102

Ladies and Gentlemen:

     We have acted as counsel to Lincoln National Corporation, an Indiana corporation (“Lincoln”), in connection with the public offering of $200,000,000 in aggregate principal amount of Lincoln’s 4.75% notes due February 15, 2014 (“Notes”) to be issued pursuant to that certain Indenture dated September 15, 1994 (“Indenture”) by and between Lincoln and The Bank of New York, as Trustee (“Trustee”). This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (“Securities Act”).

     In connection with this opinion, we have examined: (i) the Registration Statements on Form S-3 (File Nos. 333-84728 and 333-49201) and all amendments thereto (collectively, the “Registration Statement”); (ii) the prospectus dated April 29, 2002, filed with the Securities and Exchange Commission (the “Commission”) as part of the Registration Statement (the “Base Prospectus”), together with the prospectus supplement relating to the Notes dated January 28, 2004, filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”); (iii) an executed copy of the Indenture; (iv) the form of Note; (v) the Articles of Incorporation of Lincoln, as amended; (vi) the By-laws of Lincoln as currently in effect; (vii) the Pricing Agreement dated January 28, 2004 (“Pricing Agreement”) by and between Lincoln and the underwriters named in Schedule I thereto (the “Underwriters”) and the Underwriting Agreement, dated January 28, 2004 (“Underwriting Agreement”), which is incorporated in and made a part of the Pricing Agreement; and (viii) the resolutions of the Board of Directors of Lincoln and the Development Committee, Securities Committee and Pricing Committee thereof relating to the issuance and sale of the Notes and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of Lincoln and such agreements, certificates of public officials, certificates of officers or other representatives of Lincoln and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

Lincoln National Corporation
February 2, 2004

     We have assumed without investigation the authenticity of all documents submitted to us as originals, the conformity with originals of all items submitted to us as copies and the genuineness of all signatures on such originals or copies. We have assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than Lincoln, that such parties have been duly organized and are validly existing under the laws of their respective jurisdictions of organization, that such parties had the requisite power and authority (corporate and otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate and otherwise), and executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to any facts material to the opinions expressed herein, we have relied upon statements of fact contained in the documents that we have examined and upon oral or written statements and representations of officers and other representatives of the Lincoln and others.

     Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein and subject to the completion of the proceedings to be taken by Lincoln, the Trustee and the Underwriters prior to the sale of the Notes, it is our opinion that the Notes, when duly executed, issued, delivered and paid for in accordance with the terms of the Indenture, the Underwriting Agreement and the Pricing Agreement (assuming due authentication of the Notes by the Trustee and payment for the Notes by the Underwriters), will be validly issued and binding obligations of Lincoln.

     Our opinion is subject to: (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium, arrangement and other laws affecting creditor’s rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers; (ii) the limitations imposed by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law; and (iii) our assumption that there exist no agreements, understandings or negotiations among the parties to the Indenture, the Underwriting Agreement or the Pricing Agreement that would modify the terms of any thereof or the respective rights or obligations of the parties thereunder.

     We render no opinion herein as to matters involving the laws of any jurisdiction other than the present laws of the United States of America and the present laws of the State of New York and the present judicial interpretations thereof and to the facts as they presently exist.

     We hereby consent to the filing of this opinion with the Commission. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations thereunder. This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied

Lincoln National Corporation
February 2, 2004

beyond the matters expressly set forth herein. This opinion letter shall not be construed as or deemed to be a guaranty or insuring agreement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or of any subsequent changes in applicable law or the interpretation thereof.

Very truly yours,

/s/ Sonnenschein Nath & Rosenthal LLP